Exhibit 99.1

ResMed Inc. Announces Results for the Fourth Quarter and Fiscal Year 2015

Revenue increased 9% to $453 million; up 17% on a constant currency basis

GAAP diluted earnings per share of $0.61, or non-GAAP earnings per share of $0.68

Operating cash flow of $99.6 million

Company repurchased 941,000 shares in the fourth quarter

Quarterly dividend increased by 7% to $0.30 per share

San Diego, July 30, 2015 – ResMed Inc. (NYSE: RMD) today announced results for its quarter ended June 30, 2015. Revenue for the quarter was $453.1 million, a 9 percent increase compared with the quarter ended June 30, 2014 (a 17 percent increase on a constant currency basis). Net income was $87.5 million, consistent with the quarter ended June 30, 2014. Diluted earnings per share for the quarter were $0.61, consistent with the quarter ended June 30, 2014.

The results for the quarter ended June 30, 2015 were impacted by two non-recurring items: first, expenses of $5.0 million ($3.5 million, net of tax) associated with the field safety notice in response to results of the SERVE-HF clinical trial and second, donations of $6.0 million ($3.8 million, net of tax), which were comprised of a $5.0 million donation to the University of California—San Diego to fund a center of excellence and endowed chair in the field of pulmonary and critical care medicine and an incremental donation of $1.0 million to the ResMed Foundation. Non-GAAP net income for the quarter ended June 30, 2015 was $96.4 million, a 3 percent increase compared with the quarter ended June 30, 2014 (non-GAAP measures exclude the impact of expenses associated with the SERVE-HF field safety notice, donations and amortization of acquired intangibles in the current quarter and the restructuring expenses and amortization of acquired intangibles in the prior year quarter). Non-GAAP diluted earnings per share for the quarter were $0.68, a 3 percent increase compared with the quarter ended June 30, 2014.

“We finished the year with strong double-digit constant currency revenue growth and greater than 50 percent flow generator growth in the Americas during the fourth quarter. As expected, we have also achieved a solid return to growth in our mask business. We have continued our active share repurchase program and the board has also declared an increase in our dividend,” said Mick Farrell, ResMed’s chief executive officer. “This quarter we grew our healthcare informatics capability with the acquisition of CareTouch and earlier today, we announced the acquisition of Curative Medical, an investment in China that will provide a complementary brand with a robust respiratory care and sleep apnea product portfolio. We will continue to invest in R&D and manufacturing for the Curative brand in China as we grow our new ResMed-Curative business.” Farrell concluded, “Our global team ended fiscal year 2015 with a strong $1.7 billion in revenues as we continue to drive towards our goal of changing 20 million lives by 2020 with innovative products and solutions that improve patient outcomes, reduce the impact of chronic disease and lower healthcare costs.”

Analysis of fourth quarter results

In the fourth quarter of fiscal year 2015, revenue in the Americas was $273.7 million, a 27 percent increase over the prior year’s quarter. Revenue in combined Europe and Asia Pacific was $179.4 million, a 10 percent decrease compared with the quarter ended June 30, 2014 (a 5 percent increase on a constant currency basis).

Including one-off expenses of $5.0 million in relation to the SERVE-HF field safety notice, gross margin in the fourth quarter was 57.3 percent. Excluding these one-off expenses, the gross margin for Q4 FY15 was 58.4%, lower than the prior year’s quarter, mainly due to an unfavorable impact from foreign exchange rate movements, an unfavorable geographic mix, declines in average selling prices and an unfavorable product mix.

Selling, general and administrative expenses were $123.2 million for the fourth quarter of fiscal year 2015, a 1 percent increase (a 12 percent increase on a constant currency basis) over the quarter ended June 30, 2014. SG&A expenses improved to 27.2 percent of revenue in the quarter, compared with 29.4 percent in the quarter ended June 30, 2014.

Research and development expenses were $28.5 million for the fourth quarter of fiscal year 2015, or 6.3 percent of revenue. R&D expenses decreased by 10 percent (a 5 percent increase on a constant currency basis) compared with the quarter ended June 30, 2014.

Amortization of acquired intangible assets was $2.1 million during the quarter. Stock-based compensation costs incurred during the quarter of $13.1 million consisted of expenses associated with employee equity grants, and the company’s employee stock purchase plan.

Operating profit for the quarter was $99.5 million and cash flow from operations was $99.6 million.

Fiscal year 2015 results

Revenue for the year ended June 30, 2015 was $1.7 billion, an 8 percent increase compared with the year ended June 30, 2014 (a 13 percent increase on a constant currency basis). Net income was $352.9 million, a 2% increase compared with the year ended June 30, 2014. Diluted earnings per share for the year were $2.47, a 3% increase compared with the year ended June 30, 2014. Non-GAAP earnings per share for the year were $2.57, a 4% increase compared with the year ended June 30, 2014.

Share repurchase program

During the quarter, the company repurchased 941,000 shares at a cost of $55.9 million, as part of its ongoing capital management program.

Dividend program

The ResMed board of directors today declared a quarterly dividend of $0.30 per share, an increase of 7 percent from the previous dividend. The dividend will have a record date of August 20, 2015, payable on September 17, 2015. The dividend will be paid in U.S. currency to holders of ResMed’s common stock trading on the New York Stock Exchange. Holders of Chess Depositary Instruments trading on the Australian Securities Exchange will receive an equivalent amount in Australian currency, based on the exchange rate on the record date, and reflecting the 10:1 ratio between CDIs and NYSE shares. The ex-dividend date will be August 18, 2015 for common stock holders and for CDI holders. ResMed has received a waiver from the ASX’s settlement operating rules, which will allow ResMed to defer processing conversions between its common stock and CDI registers from August 18, 2015 through August 20, 2015, inclusive.

Webcast details

ResMed will discuss its financial and business results and outlook on its webcast at 1:30 p.m. U.S. Pacific Standard Time today. The live webcast of the call can be accessed on ResMed’s Investor Relations website at investors.resmed.com. Please go to this section of the website and click on the icon for the “Q4 2015 earnings webcast” to register and listen to the live webcast. The online archive of the broadcast will be available on ResMed’s website after the live call. In addition, a telephone replay of the conference call will be available approximately two hours after the call by dialing 855-859-2056 (U.S.) and +1 404-537-3406 (international) and entering a passcode of 77902512. The telephone replay will be available until August 13, 2015.

About ResMed

The global team at ResMed (NYSE:RMD) is united in the commitment to change millions of lives with every breath. With more than 4,000 employees and a presence in over 100 countries, the company has been pioneering new and innovative devices and treatments for sleep-disordered breathing, chronic obstructive pulmonary disease, and other chronic diseases for more than 25 years. ResMed’s world-leading products and innovative solutions improve the quality of life for millions of patients worldwide, reduce the impact of chronic disease, and save healthcare costs. For more information about ResMed and its businesses, visit www.resmed.com or follow @resmed on Twitter.

Safe harbor statement

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements—including statements regarding ResMed’s projections of future revenue or earnings, expenses, new product development, new product launches and new markets for its products—are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Additional risks and uncertainties are discussed in ResMed’s periodic reports on file with the U.S. Securities & Exchange Commission. ResMed does not undertake to update its forward-looking statements.

Investors:

Agnes Lee

Senior Director, Investor Relations

(858) 836-5971

investorrelations@resmed.com

News Media:

Alison Graves

Director, Global Corporate Communications

(858) 836-6789

news@resmed.com

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2015	2014	2015	2014
Net revenue	$453,064	$415,211	$1,678,912	$1,554,973
Cost of sales	188,605	153,953	662,487	565,187
SERVE-HF field safety notice expenses(1)	5,029	—	5,029	—

Gross profit	259,430	261,258	1,011,396	989,786

Operating expenses:
Selling, general and administrative	123,250	122,242	472,627	450,414
Research and development	28,523	31,796	114,865	118,226
Restructuring expenses(1)	—	6,326	—	6,326
Donations(1)	6,000	—	6,000	—
Amortization of acquired intangible assets	2,110	2,408	8,668	9,733

Total operating expenses	159,883	162,772	602,160	584,699

Income from operations(1)	99,547	98,486	409,236	405,087

Other income (expenses), net:
Interest income (expense), net	4,666	5,925	20,430	25,107
Other, net	(97)	2,224	6,250	884

Total other income (expenses), net	4,569	8,149	26,680	25,991

Income before income taxes	104,116	106,635	435,916	431,078
Income taxes	16,654	18,897	83,030	85,805

Net income(1)	$87,462	$87,738	$352,886	$345,273

Basic earnings per share	$0.62	$0.62	$2.51	$2.44
Diluted earnings per share(1)	$0.61	$0.61	$2.47	$2.39
Non-GAAP diluted earnings per share, excluding the impact of SERVE-HF field safety notice expenses, donations, restructuring expenses and amortization of acquired intangible assets(1)	$0.68	$0.66	$2.57	$2.47
Basic shares outstanding	140,819	140,537	140,468	141,474
Diluted shares outstanding	142,702	143,086	142,687	144,359

(1)	See reconciliation of non-GAAP financial measures in table at end of press release.

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited - In thousands)

	June 30, 2015	June 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$717,249	$905,730
Accounts receivable, net	362,568	359,593
Inventories	246,859	165,418
Prepayments, deferred income taxes and other current assets	117,506	125,468

Total current assets	1,444,182	1,556,209

Property, plant and equipment, net	387,758	434,277
Goodwill and other intangible assets, net	311,403	334,510
Deferred income taxes and other non-current assets	40,917	35,966

Total non-current assets	740,078	804,753

Total assets	$2,184,260	$2,360,962

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$81,112	$85,405
Accrued expenses	132,976	130,656
Deferred revenue	36,097	42,370
Income taxes payable	16,278	10,392
Deferred income taxes	796	717
Current portion of long-term debt	0	18

Total current liabilities	267,259	269,558

Non-current liabilities:
Deferred income taxes	8,062	10,716
Deferred revenue	19,284	16,352
Income taxes payable	1,754	5,318
Non-current portion of long-term debt	300,594	300,770

Total non-current liabilities	329,694	333,156

Total liabilities	596,953	602,714

STOCKHOLDERS’ EQUITY:
Common stock	562	561
Additional paid-in capital	1,228,795	1,117,644
Retained earnings	1,976,020	1,780,396
Treasury stock	(1,444,554)	(1,291,910)
Accumulated other comprehensive income	(173,516)	151,557

Total stockholders’ equity	$1,587,307	$1,758,248

Total liabilities and stockholders’ equity	$2,184,260	$2,360,962

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited - In thousands)

	Year Ended June 30, 2015	Year Ended June 30, 2014
Cash flows from operating activities:
Net income	$352,886	$345,273
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	73,056	73,454
Changes in fair value of business combination contingent consideration	(132)	(6,283)
Gain on disposal of business	(709)	—
Stock-based compensation costs	47,855	43,457
Excess tax benefit from stock-based compensation arrangements	(24,959)	(16,335)
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(28,259)	(35,108)
Inventories, net	(99,524)	(15,851)
Prepaid expenses, net deferred income taxes and other current assets	(22,849)	5,814
Accounts payable, accrued expenses and other liabilities	85,815	(3,153)

Net cash provided by operating activities	383,180	391,268

Cash flows from investing activities:
Purchases of property, plant and equipment	(62,502)	(72,722)
Patent registration costs	(9,442)	(8,434)
Business acquisitions, net of cash acquired	(29,407)	(3,852)
Investments in cost-method investments	(10,750)	(10,850)
Proceeds from sale of business	937	—
Purchases of foreign currency contracts	(700)	(1,477)
(Payments) / Proceeds on maturity of foreign currency contracts	(31,207)	2,348

Net cash used in investing activities	(143,071)	(94,987)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	38,806	33,354
Excess tax benefit from stock-based compensation arrangements	24,959	16,335
Purchases of treasury stock	(160,300)	(202,169)
Payment of business combination contingent consideration	(458)	(1,117)
Proceeds from borrowings, net of borrowing costs	160,000	557,834
Repayment of borrowings	(161,536)	(560,035)
Dividends paid	(157,262)	(141,518)

Net cash (used in) / provided by financing activities	(255,791)	(297,316)

Effect of exchange rate changes on cash	(172,799)	30,717

Net increase / (decrease) in cash and cash equivalents	(188,481)	29,682
Cash and cash equivalents at beginning of period	905,730	876,048

Cash and cash equivalents at end of period	717,249	905,730

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Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In US$ thousands, except share and per share data)

The measure, “non-GAAP operating income” is reconciled with GAAP income from operations below:

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2015	2014	2015	2014
GAAP income from operations	99,547	98,486	409,236	405,087
SERVE-HF field safety notice expenses	5,029	—	5,029	—
Donations	6,000	—	6,000	—
Restructuring expenses	—	6,326	—	6,326
Amortization of acquired intangible assets (A)	2,110	2,408	8,668	9,733

Non-GAAP operating income (excluding the impact of SERVE-HF field safety notice expenses, donations, restructuring expenses and amortization of acquired intangible assets)	112,686	107,220	428,933	421,146

The measures “non-GAAP net income” and “non-GAAP diluted earnings per share” are reconciled with GAAP net income and GAAP diluted earnings per share in the table below:

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2015	2014	2015	2014
GAAP net income	87,462	87,738	352,886	345,273
SERVE-HF field safety notice expenses, net of tax (A)	3,521	—	3,521	—
Donations, net of tax (A)	3,796	—	3,796	—
Restructuring expenses, net of tax (A)	—	4,222	—	4,222
Amortization of acquired intangible assets, net of tax (A)	1,600	1,843	6,551	7,406

Non-GAAP net income (A)	96,379	93,803	366,754	356,901

Diluted shares outstanding	142,702	143,086	142,687	144,359

GAAP diluted earnings per share	$0.61	$0.61	$2.47	$2.39

Non-GAAP diluted earnings per share (A)	$0.68	$0.66	$2.57	$2.47

(A)	ResMed excludes SERVE-HF field safety notice expenses, donations, restructuring expenses and amortization of acquired intangible assets from their evaluation of ongoing operations and believes investors benefit from excluding these charges to facilitate a more meaningful evaluation of current operating performance.

ResMed believes that diluted earnings per share, which exclude the impact of SERVE-HF field safety notice expenses, donations, restructuring expenses and the amortization of acquired intangible assets, is an additional measure of performance investors can use to compare operating results between reporting periods.

ResMed uses non-GAAP information internally in planning, forecasting, and evaluating the results of operations in the current period and in comparing it to past periods. ResMed believes this information provides investors better insight in evaluating ResMed’s performance from core operations and provides consistent financial reporting. Our use of non-GAAP measures is intended to supplement, and not to replace, our presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses that must be included under GAAP.

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